PRESS RELEASE

                         TECH-SYM TO ACQUIRE COGNISEIS

      HOUSTON, TEXAS, April 13, 1995 -- Tech-Sym Corporation (NYSE:TSY) today announced that it has signed a letter of intent to acquire all the outstanding stock of CogniSeis Development, Inc. ("CogniSeis") in exchange for a total of $20 million in Tech-Sym stock and cash. At least 51% of the consideration will be in the form of Tech-Sym common stock, which will be registered under the Securities and Exchange Act of 1933. The proposed transaction is subject to a due diligence review, negotiation and execution of a definitive agreement, receipt of certain regulatory approvals, approval by the boards of directors of both parties, and approval by the shareholders of CogniSeis.

      CogniSeis, a privately held company based in Houston, develops, markets and licenses seismic processing and geologic interpretation systems consisting of proprietary software installed on computers with specialized peripheral equipment. CogniSeis' software is used by geophysicists for processing and analyzing seismic data to determine potential hydrocarbon locations. It is also used by geologists for interpretation of seismic data and well logs and for structural modeling. During its latest fiscal year ending July 31, 1994, CogniSeis had revenues exceeding $15 million. The affiliation of CogniSeis with Tech-Sym's Syntron, Inc., subsidiary, a manufacturer of seismic exploration equipment, is expected to accelerate the efforts of both companies to provide greater capabilities for real time interpretation used for reservoir management and for processing seismic data in the field.

      Wendell W. Gamel, Chairman and President of Tech-Sym, commented, "The addition of CogniSeis is another step toward our strategy of providing a full range of seismic exploration products and services to our customers. The convergence of the proprietary hardware and software technologies will enable our customers to gain an edge over their competitors by reducing elapsed time between seismic acquisition and final processed data. The acquisition of CogniSeis will also enhance our capabilities in the area of reservoir management, a market that is expected to grow over the next few years."

      Tech-Sym Corporation is a diversified electronics engineering and manufacturing company primarily involved in the design, development, and production of products used for communications, seismic exploration for hydrocarbons, defense systems, and environmental monitoring.

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For further information, please contact:

      Wendell W. Gamel                  Robert P. Jones/Adam Steinberg
      Chairman and President            Lee Foley - Media Relations
      Tech-Sym Corporation              Morgen-Walke Associates
      10500 Westoffice Drive            380 Lexington Avenue, 50th Floor
      Houston, Texas 77042              New York, NY  10168
      (713) 785-7790                    (212) 850-5600